Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-91233 and 333-91435 and Form S-3 No. 333-67428) of MetaSolv, Inc., of our report dated April 1, 2003 with respect to the financial statements of Orchestream Holdings plc included in the Current Report (Form 8K/A) of MetaSolv, Inc.

Ernst & Young LLP

London, England

1 April 2003